                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                                        CINCINNATI BELL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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

[LOGO]
201 EAST FOURTH STREET
P.O. BOX 2301
CINCINNATI, OHIO 45201
                                          NOTICE OF 1999 ANNUAL MEETING
                                                    AND PROXY STATEMENT

------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

To The Shareholders:

    The annual meeting of shareholders of Cincinnati Bell Inc. (the "Company") will be held in the SPRINGER AUDITORIUM OF MUSIC HALL, 1243 Elm Street, Cincinnati, Ohio, on Monday, April 26, 1999, at 11:30 A.M. for the following purposes:


    1. To elect three directors (Class III) for three-year terms ending in 2002;


    2. To amend Article Four of the Company's Amended Articles of Incorporation to reduce the par value of common shares to $0.01 and to reduce the stated capital of the Company;

    3. To approve the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the year 1999;


    4. To act on a shareholder proposal relating to the annual election of all directors; and


    5.  To act upon such other matters as may properly come before the meeting.

    Shareholders of record at the close of business on February 26, 1999 will be entitled to vote at the meeting and any adjournment thereof.

    The vote of each shareholder is important, whatever the number of shares held. Whether or not you plan to attend the meeting, please sign and return the accompanying proxy card promptly in the enclosed envelope. PLEASE NOTE THAT YOUR VOTE CANNOT BE COUNTED UNLESS YOU SIGN AND RETURN THE PROXY CARD OR ATTEND THE MEETING AND VOTE BY BALLOT.

                                           Thomas E. Taylor
                                           Secretary


March 24, 1999

                     PROXY STATEMENT (QUESTIONS & ANSWERS)

QUESTION: WHY HAVE I RECEIVED THIS PROXY STATEMENT?


    The Board of Directors has sent this proxy statement, on or about March 24, 1999, to ask for your vote as a shareholder of Cincinnati Bell Inc. (the "Company") on certain matters to be voted upon at the upcoming annual shareholders' meeting.


QUESTION: WHEN AND WHERE IS THE UPCOMING ANNUAL SHAREHOLDERS' MEETING?

    Date: April 26, 1999
    Time: 11:30 a.m.
    Place: Springer Auditorium
       Music Hall
       1243 Elm Street
       Cincinnati, Ohio

QUESTION: WHAT AM I VOTING ON?

    You will be able to vote on the following four matters and any other matter that may properly be presented at the meeting:


    1. The election of three directors (Class III) for three-year terms ending in 2002.



    2. The amendment to Article Four of the Company's Amended Articles of Incorporation to reduce the par value of common shares to $0.01 and to reduce the stated capital of the Company.


    3. The approval of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 1999.

    4.  A shareholder proposal.

QUESTION: DO I NEED TO ATTEND THE ANNUAL MEETING IN ORDER TO VOTE?

    No. You can vote either in person by ballot at the annual meeting or by completing and mailing the enclosed proxy card.

QUESTION: WHO IS ENTITLED TO VOTE?


    If you owned shares of the Company as of the close of business on February 26, 1999 (the "Record Date"), you are entitled to vote. You are entitled to one vote for each common share, $1.00 par value (a "Common Share"), you owned on the Record Date.



QUESTION: HOW DO I VOTE ANY COMMON SHARES HELD IN ANY OF THE COMPANY'S EMPLOYEE
          STOCK OWNERSHIP PLAN (ESOP), RETIREMENT SAVINGS PLAN OR SAVINGS AND SECURITY PLAN AND CREDITED TO MY ACCOUNT UNDER ANY SUCH PLAN?



    If you are a participant in any such plans and the accounts are registered in your name, the proxy will serve as voting instructions to the trustees of these plans. All of these plans, except the ESOP, provide that the trustee shall vote plan shares represented by proxy cards that are not signed and returned in the same proportion as shares for which signed cards are returned. Common Shares in the ESOP are not voted unless the proxy card is signed and returned.


QUESTION: HOW MANY COMMON SHARES ARE ENTITLED TO VOTE?


    As of the Record Date, 137,357,138 Common Shares were entitled to vote at the annual meeting.


QUESTION: WHAT CONSTITUTES A QUORUM?

    A "quorum" refers to the number of Common Shares that must be in attendance at a meeting to lawfully conduct business. Pursuant to the Company's Amended Regulations, at all meetings of shareholders, a quorum consists of the holders of a majority of the Common Shares issued and outstanding and entitled to vote at such meeting, present in person or by proxy. However, no action required by law, the

Company's Amended Articles of Incorporation or the Company's Amended Regulations to be authorized or taken by a designated proportion of the Common Shares may be authorized or taken by a lesser proportion. An abstention from voting and Common Shares held by custodians that do not have the discretionary authority to vote on certain matters ("broker non-votes") will be included in determining the presence of a quorum.

QUESTION: WHAT HAPPENS IF I SIGN AND RETURN MY PROXY CARD BUT DO NOT MARK MY
  VOTE?

    If you do not provide different voting instructions, your Common Shares will be voted as follows:

       1.  FOR the election of the Class III directors;

       2. FOR the amendment to Article Four of the Company's Amended Articles of Incorporation to reduce the par value on the Common Shares to $0.01 and to reduce the stated capital of the Company;

       3. FOR the approval of PricewaterhouseCoopers LLP as independent accountants;

       4.  AGAINST the shareholder proposal; and

       5. Regarding any other matter to properly come before the meeting, in accordance with the judgments of the persons voting the proxies.


QUESTION: CAN I CHANGE MY VOTE AFTER I HAVE RETURNED MY PROXY CARD?


    Yes. You have the power to revoke your proxy and change your vote in one of the following ways:


       - Send your new proxy card to Thomas E. Taylor, Secretary of the Company, at Cincinnati Bell Inc., 201 East Fourth Street, P.O. Box 2301, Cincinnati, Ohio 45201.


       - Notify the Company in writing that you want to revoke your earlier proxy. This written notice should be sent to Thomas E. Taylor, Secretary of the Company, Cincinnati Bell Inc., 201 East Fourth Street, P.O. Box 2301, Cincinnati, Ohio 45201.


       - Attend the annual meeting, give notice of your proxy revocation in open meeting and vote in person.


QUESTION: WHO WILL COUNT THE VOTES?

    The Fifth-Third Bank, our transfer agent and registrar, will count the votes and act as inspector of the elections.

QUESTION: WHAT PERCENTAGE OF THE COMPANY'S VOTES DO DIRECTORS AND OFFICERS OWN?


    Approximately 1.75% of our vote as of the Record Date is owned by directors and officers. See page 6 for more details.

QUESTION: DO ANY SHAREHOLDERS OWN MORE THAN 5% OF THE COMPANY?



    As of the Record Date, the only shareholder of the Company holding more than 5% of the outstanding Common Shares was:



                                                        AMOUNT
                                                          AND
                                                       NATURE OF  PERCENT OF
TITLE OF CLASS           BENEFICIAL OWNER (a)          OWNERSHIP     CLASS
---------------  ------------------------------------  ---------  -----------
Common Shares    The Western and Southern              12,905,392(b)      9.40%
                 Life Insurance Company
                 ("Western Southern")
                 400 Broadway
                 Cincinnati, Ohio 45202


------------------------

(a) The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.


(b) Western Southern has advised the Company that 8,000,000 of these Common Shares may be transferred, at its option, to Salomon Inc upon the maturity of Salomon's 6 1/4% Exchangeable Notes due February 1, 2001.


                               BOARD OF DIRECTORS

GENERAL INFORMATION


    The Board of Directors of the Company (the "Board") is responsible for establishing broad corporate policies and for the overall performance of the Company. Although they are not involved in day-to-day operating details, Directors keep informed of the Company's business by various reports and documents sent to them. The Chairman, Chief Executive Officer and other officers also present operating and financial reports at Board and Committee meetings.



    The Board schedules meetings approximately eight times a year. In addition, the Board holds an organizational meeting following the annual meeting of shareholders. The Board holds other meetings whenever needed.



    In 1998, the Board of the Company held 20 meetings. Each director attended at least 81% of the total number of the Board meetings and Committee meetings of which he or she was a member.

COMMITTEES OF THE BOARD


    The Board establishes committees to help it in the discharge of its responsibilities.


    During 1998, the following seven Committees of the Board existed:

    - AUDIT COMMITTEE: This Committee consisted of six persons, none of whom was an officer. The Committee reviewed the Company's auditing, accounting, financial reporting and internal control functions and recommended the appointment of the independent auditors, subject to approval by the Company's shareholders. During its review, the Committee met with the independent accountants and with appropriate Company financial personnel and internal auditors. Both the independent accountants and the internal auditors had unrestricted access to the Committee. The Committee met four times in 1998.

    - COMPENSATION COMMITTEE: This Committee consisted of four persons, none of whom was an officer. The Committee reviewed the Company's executive compensation and employee benefit plans and programs, including their establishment, modification and administration. The Committee met six times in 1998.

    - CORPORATE RESPONSIBILITY COMMITTEE: This Committee consisted of four persons, none of whom was an officer. The Committee reviewed the Company's policies and conduct as a corporate citizen. The Committee met four times in 1998.

    - CORPORATE STRATEGY COMMITTEE: This Committee consisted of six persons, one of whom was an officer. The Committee met from time to time to discuss the Company's corporate strategies and plans. The Committee met two times in 1998.


    - EXECUTIVE COMMITTEE: This Committee consisted of six persons, three of whom were officers. The Committee acted on behalf of the Board in certain matters when necessary during the intervals between Board meetings. The Committee met three times in 1998.


    - FINANCE COMMITTEE: This Committee consisted of six persons, none of whom was an officer. The Committee reviewed the Company's financial affairs, including its capital structure, its borrowing limits, its financing of corporate acquisitions, its dividend policy and the performance of its benefit plans. The Committee met five times in 1998.


    - GOVERNANCE AND NOMINATING COMMITTEE: This Committee consisted of seven persons, one of whom was an officer. The Committee reviewed the performance of the Company's senior management, recommended nominees for the election of directors and officers, monitored the performance of the other Board committees and suggested shareholder concerns to the Board. The Committee met two times in 1998.



    In connection with the completion of the December 31, 1998 spin-off of Convergys Corporation (the "Convergys Spin-Off") and the resignations of seven directors, the current Board reorganized the seven Committees into three Committees. The Board disbanded the Corporate Responsibility Committee, the Corporate Strategy Committee and the Governance and Nominating Committee, and the Board will undertake the responsibilities of those committees. The Board combined the Audit Committee and the Finance Committee into a single committee. As a result, the current committees of the Board are listed below.


    - AUDIT AND FINANCE COMMITTEE: This Committee consists of four persons, none of whom is an officer. The Committee reviews the Company's financial affairs, including its capital structure, borrowing limits, financing of corporate acquisitions, dividend policy and the performance of its benefit plans. The Committee also reviews the Company's auditing, accounting, financial reporting and internal control functions and recommends the appointment of the independent auditors, subject to approval by the Company's shareholders. During its audit review, the Committee meets with the independent accountants and with appropriate Company financial personnel and internal auditors.

      Both the independent accountants and the internal auditors have unrestricted access to the Committee. The Committee currently consists of William A. Friedlander (Chairman), Phillip R. Cox, Karen M. Hoguet and Mary D. Nelson.

    - COMPENSATION COMMITTEE: This Committee consists of three persons, none of whom is an officer. The Committee reviews the Company's executive compensation and employee benefit plans and programs, including their establishment, modification and administration. The Committee currently consists of David B. Sharrock (Chairman), Phillip R. Cox and Robert P. Hummel.


    - EXECUTIVE COMMITTEE: This Committee consists of three persons, one of whom is an officer. The Committee acts on behalf of the Board in certain matters when necessary during the intervals between Board meetings. The Committee currently consists of James D. Kiggen (Chairman), William A. Friedlander and John T. LaMacchia.


COMPENSATION OF DIRECTORS

    Directors who are also employees of the Company receive no additional compensation for serving on the Board or its Committees other than their normal salary.

    Non-employee directors receive a $16,000 annual retainer and $1,000 for each Board and Committee meeting attended. Also, in 1998 the chairpersons of the Audit Committee, the Compensation Committee, the Corporate Responsibility Committee and the Finance Committee were paid an additional $3,000 annually. In 1999 the chairpersons of the Compensation Committee and the Audit and Finance Committee will be paid an additional $3,000 annually.

    In lieu of the annual retainer and individual meeting fees, Mr. Mechem, as former Chairman of the Board, received for 1998 a fee of $300,000 and supplemental medical insurance, the cost of which was approximately $1,941.


    In lieu of the annual retainer and individual meeting fees, Mr. Kiggen, as Chairman of the Board, will receive for 1999 a fee of $200,000 and supplemental medical insurance, the cost of which is approximately $1,941.



    The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the "Directors Deferred Compensation Plan") allows non-employee directors to choose to defer receipt of all or a part of their fees and retainers. All deferred amounts earn interest, compounded quarterly, at a rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter. Each non-employee director on January 1, 1998 had his or her share account credited with an amount equivalent in value to 500 Common Shares and each non-employee director on the first business day of 1999 or any later calendar year will have his or her share account credited with an amount equivalent to the value on such day of 1,163 Common Shares (the product of multiplying 500 Common Shares by 2.326, which adjusts such value for the Convergys Spin-Off). In addition, in conjunction with the Convergys Spin-Off, the Company credited (a) as of January 4, 1999 an amount equivalent in value to 6,784 Common Shares (or in the case of the Chairman of the Board 13,568 Common Shares) to a non-employee director's share account, which amount shall be forfeited and not paid if such director fails to remain a director continuously from January 4, 1999 through January 3, 2003 for any reason other than death or retirement; and (b) an amount equivalent in value to a number of Convergys common shares equal to the number of Common Shares which are assumed to be in such account as of December 31, 1998. All amounts credited to a director's share account will be invested and reinvested in Common Shares. If the director leaves the Board (other than by reason of death or a change in control) prior to completing at least five years service as a non-employee director, all amounts credited to that director's share account are subject to forfeiture. Otherwise, a director's account under the Directors Deferred Compensation Plan are paid out in cash, either in one lump sum or up to ten annual installments, when the director leaves the Board.



    The Company grants non-employee directors stock options to purchase Common Shares pursuant to the 1997 Stock Option Plan for Non-Employee Directors (the "Directors Stock Option Plan"). At the time of initial election or appointment to the Board, each non-employee director is granted an option to purchase 25,000 Common Shares. The Company grants options for an additional 9,000 Common Shares to each non-employee director at each subsequent annual meeting, if such director continues in office subsequent to that year's annual meeting of shareholders. (The foregoing Common Share numbers reflect adjustments made pursuant to the plan by reason of the Convergys Spin-Off). The exercise price for each option granted is 100% of the fair market value of the Common Shares on the date of grant. In addition, options to purchase Convergys Common Shares ("Spin-Off Options") were granted to all holders of previously granted Company stock options, including the directors and named executive officers.


    The Company also provides non-employee directors with certain telecommunications services. The cost of such services was approximately $686 per non-employee director in 1998.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS


    The following table sets forth the beneficial ownership of Common Shares as of February 26, 1999 by each director and named executive officer and by all directors and officers of the Company as a group. As of that date, all directors and officers of the Company as a group owned beneficially 2,405,109 Common Shares or 1.75% of the Common Shares outstanding.



                                                                                SHARES
                                                                             BENEFICIALLY
                                                                              OWNED AS OF          PERCENT OF
                                                                           FEB. 26, 1999 (a)      COMMON SHARES
                                                                           -----------------  ---------------------

Phillip R. Cox...........................................................          32,638               0.02%
Richard G. Ellenberger...................................................         338,550               0.25%
William A. Friedlander (b)(c)............................................         228,292               0.17%
Karen M. Hoguet..........................................................          25,000               0.02%
Robert P. Hummel, M.D. (b)...............................................          43,002               0.03%
James D. Kiggen (b)......................................................          77,916               0.06%
John T. LaMacchia........................................................       1,439,647               1.05%
Mary D. Nelson...........................................................          32,000               0.02%
David B. Sharrock........................................................          30,802               0.02%
William D. Baskett III (d)...............................................         162,357               0.12%
Brian C. Henry (d).......................................................          33,035               0.02%
Robert J. Marino (d).....................................................          70,944               0.05%
James F. Orr (d).........................................................         119,697               0.09%
All directors and officers as a group (consisting of 11 persons,
  including those named above) (b)(e)....................................       2,405,109               1.75%


------------------------


(a) Includes Common Shares subject to outstanding options under the 1997 Cincinnati Bell Long Term Incentive Plan and the Directors Stock Option Plan which are exercisable by such individuals within 60 days. The following options are included in the totals: 1,198,900 Common Shares for Mr. LaMacchia; 160,250 for Mr. Baskett; 84,200 for Mr. Orr; 70,300 for Mr. Marino; 36,000 Common Shares for each of Messrs. Friedlander, Hummel and Kiggen; 30,600 Common Shares for Mr. Cox; 28,000 Common Shares for Mrs. Nelson; 25,000 Common Shares for Mrs. Hoguet; 24,000 Common Shares for Mr. Sharrock; 13,550 Common Shares for Mr. Ellenberger.



(b) Includes Common Shares held directly by members of the director's or officer's family who have the same home as the director or officer but as to which the director or officer disclaims beneficial ownership: 8,200 for Mr. Friedlander; 3,802 for Dr. Hummel; 3,597 for Mr. Kiggen and 200 for other officers.



(c) Includes 138,400 Common Shares as to which Mr. Friedlander disclaims beneficial ownership. Mr. Friedlander has sole investment power as to these 138,400 Common Shares.



(d) As of December 31, 1998 (March 1, 1998, in the case of Mr. Henry) and in conjunction with the Convergys Spin-Off, Messrs. Orr, Baskett, Marino and Henry are no longer officers of the Company.



(e) This group does not include Messrs. Orr, Baskett, Marino and Henry because on February 26, 1999 they were neither directors nor officers of the Company.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)


    In conjunction with the completion of the Convergys Spin-Off on December 31, 1998, the membership of the Board changed. James D. Kiggen was elected Chairman of the Board replacing Charles H. Mechem, Jr., who, as planned, resigned from the Board along with six other Company directors. In addition to Mr. Kiggen, the continuing members of the Board are Phillip R. Cox, William A. Friedlander, Dr. Robert P. Hummel (who will not stand for re-election), John T. LaMacchia, Mary
D. Nelson and David B. Sharrock. Richard G. Ellenberger was appointed as a director in November 1998, and Karen M. Hoguet was appointed as a director in February 1999. In addition to Mr. Mechem, the directors who resigned were John
F. Barrett, Judith G. Boynton, Roger L. Howe, Steven G. Mason, James F. Orr and Brian H. Rowe. The resigning Board members are now members of the Board of Directors of Convergys Corporation, with Mr. Mechem serving as chairman.



    The Board of the Company presently consists of nine members, two of whom are officers of the Company. The Company's Amended Articles of Incorporation require that the directors be divided into three classes. At each annual meeting of shareholders, directors constituting a class are elected for three-year terms. The terms of the Class III directors expire in 1999. Dr. Robert P. Hummel, a director of the Company since 1983, is not standing for re-election pursuant to the Company's policy that directors are not eligible for re-election after attaining age 68. The Board has nominated James D. Kiggen and Mary D. Nelson, both of whom are incumbent directors, and Daniel J. Meyer, for election as directors in Class III to serve until the 2002 annual meeting of shareholders. The three nominees for Class III director receiving the greatest number of votes will be elected. The three directors in Class I continue to serve until the 2000 annual meeting of shareholders and the three directors in Class II continue to serve until the 2001 annual meeting of shareholders. The directors of each class will serve until their respective successors are elected and qualified.



    It is intended that shares represented by the accompanying form of proxy will be voted for the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. (If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.) If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.


    For each director of the Company, including those nominated for election, there follows a brief listing of principal occupation during at least the past five years, other major affiliations and age on the date of this Proxy Statement.

                        NOMINEES FOR CLASS III DIRECTORS
                             (TERMS EXPIRE IN 2002)


                          James D. Kiggen, Chairman of the Board of the Company since
     [PHOTO]              January 1, 1999; Chairman of the Board of Xtek, Inc.
                          (manufacturer of engineered steel products for heavy industry)
                          since 1985; Chief Executive Officer of Xtek, Inc., 1985-1998;
                          President of Xtek, Inc., 1985-1995. Director of Fifth Third
                          Bancorp and its subsidiary, The Fifth Third Bank, and The United
                          States Playing Card Company. Director of the Company since 1983;
                          Chairman of the Executive Committee. Age 67.

                          Daniel J. Meyer, Chairman, President and Chief Executive Officer
     [PHOTO]              of Milacron, Inc. (a manufacturer of metal working and plastics processing machinery and systems); President since 1998;
                          Chairman since 1991; Chief Executive Officer since 1990.
                          Director of The E.W. Scripps Company and Hubbell Incorporated.
                          Age 62.

                          Mary D. Nelson, President of Nelson & Co. (consulting actuaries)
     [PHOTO]              since 1975. Director of Blount International, Inc. and its subsidiary, Blount Inc., and The Union Central Life Insurance
                          Company. Director of the Company since 1994; member of the Audit and Finance Committee. Age 65.

                               CLASS I DIRECTORS
                             (TERMS EXPIRE IN 2000)


                          Richard G. Ellenberger, President and Chief Executive Officer of
     [PHOTO]              the Company since March 1, 1999; Chief Operating Officer of the
                          Company since July 1, 1998; President, Chief Executive Officer and a Director of Cincinnati Bell Telephone Company since 1997.
                          Director of the Company since November 1998. Age 46.

                          Karen M. Hoguet, Chief Financial Officer, Senior Vice President
     [PHOTO]              and Treasurer of Federated Department Stores, Inc. (owner and operator of retail department stores); Senior Vice President since 1991; Treasurer since 1992; Chief Financial Officer since
                          1997. Director of the Company since February 1999; member of the
                          Audit and Finance Committee. Age 42.

                          David B. Sharrock, Consultant since 1994. Executive Vice
     [PHOTO]              President and Chief Operating Officer of Marion Merrell Dow Inc.
                          (researcher, manufacturer and seller of pharmaceutical
                          products), 1989-1993; President and Chief Operating Officer of
                          Merrell Dow Pharmaceuticals Inc., 1988-1989. Director of
                          Interneuron Pharmaceuticals Inc., Intercardia, Inc. and Praecis
                          Pharmaceutical, Inc. Director of the Company since 1987;
                          Chairman of the Compensation Committee. Age 62.

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 2001)


                          Phillip R. Cox, President and Chief Executive Officer of Cox
     [PHOTO]              Financial Corporation (financial planning) since 1972. Director of Federal Reserve Bank of Cleveland, Cinergy Corp., BDM
                          International, Touchstone Mutual Funds and PNC Bank, Ohio, N.A.
                          Director of the Company since 1993; member of the Audit and
                          Finance Committee and the Compensation Committee. Age 52.

                          William A. Friedlander, Chairman of Bartlett & Co. (a registered
     [PHOTO]              investment advisor) since 1989; Chief Executive Officer,
                          1966-1989. Director of The Union Central Life Insurance Company.
                          Director of the Company since 1986; Chairman of the Audit and
                          Finance Committee and member of the Executive Committee. Age 66.

                          John T. LaMacchia, President and Chief Executive Officer of the
     [PHOTO]              Company, 1993-February 28, 1999; President of the Company,
                          1988-February 28, 1999; Chairman of Cincinnati Bell Telephone
                          Company, 1993-February 28, 1999; Chairman of Cincinnati Bell
                          Information Systems Inc., 1988-1996; Chief Operating Officer of
                          the Company, 1988-1993. Director of The Kroger Co., Burlington
                          Resources Inc. and FORE Systems. Director of the Company since
                          1985; member of the Executive Committee. Age 57.



   PROPOSAL TO AMEND ARTICLE FOUR OF THE AMENDED ARTICLES OF INCORPORATION TO
       REDUCE THE PAR VALUE OF COMMON SHARES AND TO REDUCE STATED CAPITAL
                           (ITEM 2 ON THE PROXY CARD)



    At present the Company's Amended Articles of Incorporation authorize the issuance of 480,000,000 Common Shares with a par value of $1.00 per share. On February 1, 1999, the Board proposed the amendment of the Company's Amended Articles of Incorporation, subject to the approval of the shareholders, to: (a) reduce the par value from $1.00 per share to $0.01 per share and (b) reduce the stated capital of the Company to an amount equal to the aggregate par value (as so reduced) of all outstanding Common Shares. No other changes in the express terms of the Common Shares are contained in this proposal. The Board proposes that the first paragraph of Article Four of the Amended Articles of Incorporation be amended to read as follows:


        FOURTH: The number of shares that the corporation is authorized to have outstanding is 480,000,000 common shares (classified as "Common Shares"), 4,000,000 voting preferred shares without par value (classified as "Voting Preferred Shares") and 1,000,000 non-voting preferred shares without par value (classified as "Non-Voting Preferred Shares"). The preferred shares of both classes are collectively referred to herein as "Preferred Shares". The par value of each Common Share is hereby reduced from $1.00 per share to $0.01 per share, and the stated capital of the Common Shares is reduced to an amount equal to the aggregate par value (as so reduced) of all outstanding Common Shares. The express terms of the shares of each of such classes are as follows:

    Under current Ohio corporate law, par value is an artificial figure as it relates to common shares. Under prior Ohio corporate law, par value served several functions. The par value was the price at which common shares were offered to shareholders and was meant to provide shareholders with assurance that others who purchased shares in a company would not pay less than the original shareholders. Since the par value represented the price actually paid for shares, the par value was a measure of the capital necessary to begin or expand a business, and a creditor could decide whether or not to lend funds to the entity based upon the capital represented by the par value.


    Although par value generally does not serve the corporate purposes for which it was originally intended, it remains a factor under Ohio corporate law in determining the funds available for use by the Company in paying dividends and making other distributions to shareholders and in determining the extent of any permissible corporate repurchases of common shares. The Company is required to maintain a stated capital account at least equal to the total number of shares issued multiplied by the par value per share. With a $1.00 par value, at February 26, 1999, the Company was required to maintain a stated capital account of at least $137.4 million. To pay dividends to its shareholders or repurchase common shares, the Company must have surplus as calculated in accordance with Ohio law. Surplus is the excess of the Company's assets over its liabilities, less stated capital. As of February 26, 1999, the Company had a surplus of $15.6 million.



    The Board believes that the reduction in the par value of the Common Shares is desirable to provide the Company with greater flexibility in managing its corporate funds, such that share dividends or share distributions can be accomplished without the Company transferring a substantial sum from its retained earnings account to its stated capital account. At a par value of $0.01, any required contribution to the Company's stated capital account is substantially reduced, thereby providing the Company with greater flexibility in managing its corporate funds for share dividends and share distributions. The reduction in par value of the Common Shares will not cause any change in the aggregate value of the Common Shares.



    If the proposed amendment is approved, the Company's capital accounts must be adjusted to reflect the reduction of par value of the Common Shares on the Company's balance sheet in a manner consistent with Section 1701.30 of the Ohio Revised Code. Under Shareholders' Equity, the Common Shares, $1 Par Value Account on the Company's balance sheet will be renamed as Common Shares, $0.01 Par Value Account. The value of the Common Shares, $0.01 Par Value Account will be reduced to an amount equal to the aggregate par value (as so reduced) of all outstanding Common Shares. At the same time, a corresponding increase will be made in the Additional Paid In Capital Account under Shareholders' Equity. The Total Shareowners' Equity as shown on the Company's balance sheet will be unchanged. As of February 26, 1999, the balance of the Common Shares, $1 Par Value Account was $137.4 million and the balance of the Additional Paid In Capital Account was $14.5 million. If the amendment had been effective on February 26, 1999, the balance of these accounts would have changed to $1.4 million and $150.5 million respectively. It is intended that the balance sheet adjustments would be effective no later than June 30, 1999, the end of the Company's second quarter.


    The reduction of the par value of Common Shares will not have any effect on the rights of existing shareholders. Under Ohio law, common shares cannot be issued for consideration less than the par value of the stock, and, therefore, currently the Board cannot issue common shares for less than $1.00 per share. If the amendment to the Articles of Incorporation is adopted by the shareholders, the Board could issue common shares at any price that it determines which is equal to or greater than $0.01, subject to requirements of applicable law. At the present time, the Board does not intend to issue common shares except as it has in the past in connection with share dividends and distributions and benefit programs.

RECOMMENDATION


    ADOPTION OF THIS PROPOSED AMENDMENT TO ARTICLE FOUR REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING COMMON SHARES OF THE COMPANY. ACCORDINGLY, ABSTENTIONS FROM VOTING AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSED AMENDMENT. THE BOARD RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

EFFECT OF MANAGEMENT VOTE ON PROPOSAL


    Since the directors and officers of the Company own beneficially 2,405,109 Common Shares, or 1.75% of the outstanding voting shares, their votes are not likely to have a material impact on whether this proposal is adopted.


               APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                           (ITEM 3 ON THE PROXY CARD)


    Upon the Audit and Finance Committee's recommendation, the Board has re-appointed the firm of PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the year 1999. PricewaterhouseCoopers LLP has audited the financial statements of the Company for many years. One or more members of the firm of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement and will be available to answer questions.



    The Company needs shareholder approval of its appointment of PricewaterhouseCoopers LLP. If the shareholders do not approve this appointment, the Audit and Finance Committee will recommend and the Board will appoint different independent accountants to audit the financial statements of the Company for the year 1999.


OUR RECOMMENDATION


    APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON SHARES PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. THE BOARD RECOMMENDS A VOTE FOR SUCH APPROVAL.


            SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE
                        ANNUAL ELECTION OF ALL DIRECTORS
                           (ITEM 4 ON THE PROXY CARD)

    The following proposal was submitted for inclusion in this Proxy Statement by the SEIU Master Trust, 1313 L Street, N.W., Washington, D.C. 20005. As of the date the proposal was submitted, SEIU owned approximately 46,400 Common Shares.

SHAREHOLDER PROPOSAL

        "BE IT RESOLVED: That the shareholders of Cincinnati Bell, Inc. ("Company") urge that the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT OF SHAREHOLDER MAKING THE PROPOSAL

    "The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

    Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued. Additionally, concerns that the annual election of all directors would expose shareholders to takeover attempts at below full value is also unfounded. It is our belief that the staggered Board insulates directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies. We believe that allowing shareholders to annually register their views on the performance of the Board collectively is one of the best method's [sic] to insure that our Company will be managed in the best interests of the shareholders.

    We [SEIU] urge your vote 'FOR' the Proposal."

                                 *  *  *  *  *

BOARD OF DIRECTORS RECOMMENDATION AND STATEMENT

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

    The Company's Board of Directors is divided into three classes, with staggered three-year terms. The Company's shareholders adopted this structure in 1984 by an affirmative vote of over 80% of the shares then outstanding and entitled to vote. This structure represents a careful balancing of two important shareholder concerns: (1) the ability of shareholders to evaluate the Board's performance each year, and (2) the ability of the Board to properly deal with the Company's long-term strategic objectives. The Board believes that retention of the current structure best serves both of these objectives and is a sound application of respected principles of corporate governance.

    In the opinion of the Board, your Company's record of success in producing long-term shareholder value is a function of careful strategic planning and the consistent application of financial and managerial resources over time. Keeping a classified board facilitates the continuity and stability that are necessary for planning and executing strategies essential to increasing shareholder value. One example of a carefully thought out initiative executed over a period of time, and designed to enhance shareholder value, is the Company's recent distribution of certain of its former subsidiaries to its shareholders. The Board believes that a classified board is better able to meet the long-term objectives that are important to shareholders.


    The Board also believes that a classified board helps in effectively recruiting and retaining as board members experienced individuals familiar with the corporation and its business. This is especially important in our rapidly evolving industry, where the pace of change is accelerating and the need for specialized knowledge and judgment is expanding. Keeping a classified board helps assure that individuals who are familiar with these unique demands will continue to serve the Company as directors over time.


    Additionally, the Board still believes that a classified board protects the continued effectiveness of the Company's Shareholder Rights Plan, which the Board reviewed and reconfirmed most recently in 1997. In the opinion of the Board, a classified board helps assure that the Shareholder Rights Plan cannot be unfairly avoided by a bidder seeking to elect designees who would cause shareholder rights to be redeemed in a manner that is detrimental to the best interests of the Company's shareholders.

    As current headlines indicate, no company, regardless of size, is safe from takeover attempts that may, or may not, be in the best interest of its shareholders. In the opinion of the Board, a classified board encourages any person who desires to obtain control of the Company to engage in arms-length, meaningful discussion with the Board, because the entire Board cannot be replaced in a single proxy contest. The Board believes that a system that encourages such discussions benefits the Company's shareholders.

    Finally, the Board believes that meaningful accountability of the board of directors is present under the current classified system. Annual elections by class still take place, and regardless of the length of each individual director's term, his or her legal and other duties to the Company and its shareholders remain unchanged.


    Accordingly, the Board believes that the current classified system is valuable to the Company and its shareholders, and recommends that you vote AGAINST the proposal.

EFFECT OF ADOPTION


    Adoption of this proposal would not, in any event, declassify the board of directors and initiate the annual election of directors. It would merely constitute a recommendation that the Board take the necessary steps to cause annual election of all directors. If this proposal is adopted, and if the Board subsequently agrees with the recommendation, implementation of the proposal would still require submission at a future shareholders' meeting of an appropriate amendment to the Company's Amended Articles of Incorporation. That amendment would then require the affirmative vote of the holders of two-thirds of the issued and outstanding Common Shares to be adopted. A vote in favor of this proposal, therefore, constitutes an advisory recommendation to the Board.


RECOMMENDATION


    THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.


EFFECT OF MANAGEMENT VOTE ON PROPOSAL


    Because the directors and officers of the Company own beneficially 2,405,109 Common Shares, or 1.75% of the outstanding voting shares, their votes are not likely to have a material impact on whether this proposal is adopted.

    THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND RELATED DISCLOSURE, INCLUDING THE PERFORMANCE GRAPH, SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


    The Compensation Committee that set and approved the executive compensation paid in 1998 consisted of James D. Kiggen (Chairman), John F. Barrett, Brian H. Rowe and David B. Sharrock. Due to the Convergys Spin-Off and the resignation of several directors, including two members of the Compensation Committee for 1998, the Compensation Committee is currently comprised of different members than those listed above. The current Compensation Committee, consisting of David B. Sharrock (Chairman), Phillip R. Cox and Robert P. Hummel, has created and approved this report on executive compensation for 1998 based upon its review of verifiable accounts and minutes of Compensation Committee meetings that occurred during 1998.


COMPENSATION PHILOSOPHY

    The principles of the executive compensation program established by the Compensation Committee are that:

    - Compensation must be competitive with other companies to attract and retain high quality executives;


    - A significant portion of executive compensation should be "at risk" and tied to the achievement of specific short- and long-term performance objectives, principally the Company's earnings and the performance of the Company's Common Shares, thereby linking executive compensation with the returns realized by shareholders; and


    - Emphasis should be given to the long-term incentive component of each executive's compensation package, rather than to base salary or annual incentives.


    The Compensation Committee has the responsibility to administer executive compensation programs, policies and practices and recommends to the Board compensation for the executive officers of the Company as well as the compensation for the chief executive officers of the Company's principal subsidiaries, which in 1998 were Cincinnati Bell Telephone Company ("CBT"), Convergys Information Management Group Inc. (formerly known as Cincinnati Bell Information Systems, Inc. ("CIMG")) and Convergys Customer Management Group Inc. (formerly known as MATRIXX Marketing, Inc. ("CMCG")).


    As previously explained, the Company formed Convergys Corporation, as a wholly owned subsidiary of the Company, as part of the Company's plan to distribute its information management and customer management businesses to its shareholders. Following the Convergys initial public offering in August 1998 (the "Convergys IPO"), the Company completed the Convergys Spin-Off on December 31, 1998 when it distributed all of the Convergys common shares that it owned to the Company's shareholders.

    The Company's executive compensation program consists of three elements: base salary, annual incentive compensation and long-term incentive compensation.


    The Compensation Committee targets each executive's total direct compensation (base salary, annual incentive compensation and long-term incentive compensation) to be competitive with the revenue-adjusted median of the marketplace, using information from general industry surveys conducted by outside consultants. In addition, proxy materials of a comparison group consisting of twenty-five (25) companies, including the Telephone Peer Group Companies identified on page 28, in the communications, information systems and telephone marketing industries are also reviewed as an additional comparison for the Chief Executive Officer of the Company.


BASE SALARY

    Based upon its review of the market data, the Compensation Committee recommended base salary increases from 1.56% to 12.16% for the named executive officers, both to ensure equity with the market and, where appropriate, based upon subjective analysis of each officer's individual performance and responsibilities. Because of the Convergys Spin-Off, these base salary increases applied to Messrs. Orr, Baskett, Marino, and Henry (collectively, the "Convergys executives") through August 12, 1998. For the period from August 13, 1998, the date of the Convergys IPO, through December 31, 1998, the Convergys executives' base salaries were set by Convergys' Compensation and Benefits Committee.

ANNUAL INCENTIVE COMPENSATION

    The Company's short-term incentive plan, in which all of the above-named executives participated, was one of the means by which the Compensation Committee encouraged the Company's management to enhance shareholder value. As in the case of base salary, short-term award targets under this plan were benchmarked against market data. For Messrs. LaMacchia, Baskett or Henry to receive a short-term award, the Company must have achieved certain levels of "earnings per share" ("EPS"). In addition to a Company EPS component, the short-term awards for the Chief Executive Officers of the Company's principal subsidiaries were based upon the achievement of certain subsidiary operating income levels, revenue levels (in the case of CIMG and CMCG) and customer satisfaction levels (in the case of CBT). For 1998, 103% of the Company's EPS goal was achieved, 115% of the CBT operating income goal and 100% of the customer satisfaction goals were achieved.

LONG-TERM INCENTIVE COMPENSATION


    The Company's executive compensation program currently includes two long-term elements that are used on a systematic basis, stock options and performance unit awards, both of which are intended to more closely align the interests of the Company's executives with those of the Company's shareholders.



    Stock options and performance unit awards are awarded under the Company 1997 Long Term Incentive Plan ("LTIP"). The present value of the stock options awarded to each executive has generally been targeted to represent approximately two-thirds of the present value of the executive's total long-term incentives, with the present value of performance unit award targets constituting the remaining one-third. The options granted to the named executive officers during 1998 are shown in the "Grants of Stock Options" table on page 19.



    Certain executives have had the opportunity to earn performance unit awards, each equivalent in value to a Common Share, based upon the extent to which the Company's total shareholder return ("TSR"), which includes dividends and share price appreciation, for a three-year performance period, compares with a comparison group mean TSR for the same period.



    No performance unit awards will be awarded at the end of the performance period if the Company's TSR is negative. If the Company's TSR is 80% of the comparison group mean TSR, 50% of the target number of performance unit awards will be awarded. If the Company's TSR is greater than 80% of the comparison group mean TSR, up to 200% of the target number of performance unit awards will be awarded, with 100% being awarded if the Company's TSR is 100% of the comparison group mean TSR and 200% being awarded if the Company's TSR is 140% of the comparison group mean TSR. The first three-year performance period ended on December 31, 1998, while the next two performance periods, one originally scheduled to cover a 1997-1999 time period and the other originally scheduled to cover a 1998-2000 time period, were both shortened and also deemed to end as of December 31, 1998 because of the effect of the Convergys Spin-Off.



    In cases of certain special events (such as the grant of restricted stock to certain Company executives in early 1999 in order to provide additional incentive to such executives to manage the Company after the Convergys Spin-Off), the Compensation Committee has granted under the LTIP Company restricted stock to executives.



    To reflect the reduction in value of Common Shares caused by the Convergys Spin-Off, Spin-Off Options were granted to all holders of previously granted Company stock options, including the named executive officers. In addition, for each outstanding Company restricted stock grant, a restricted stock grant of Convergys common shares ("Spin-Off Restricted Shares") was made under the LTIP. These grants were intended to preserve the value of the grants previously made.

STOCK OWNERSHIP GUIDELINES

    To further align the interests of the executives and the Company's shareholders, the Compensation Committee has established Common Share ownership guidelines for its executive officers. The Chief Executive Officer is expected to have approximately three times his base salary in Common Shares and other officers are expected to have approximately one and one-half times their base salary in Common Shares. These shares can include shares acquired on the open market or through Company plans, including the Retirement Savings Plan. Executives are given a reasonable amount of time to satisfy these guidelines.

COMPENSATION OF CHIEF EXECUTIVE OFFICER


    Mr. LaMacchia served in the capacity of President and Chief Executive Officer throughout 1998. As President and Chief Executive Officer, in accordance with the policies discussed, his base salary for 1998 was $600,000 and he received a short term award of $537,000. He received a stock option grant for 69,700 Common Shares and a performance unit award target of 11,000 Common Shares.


COMPENSATION LIMITATION

    Section 162(m) of the Internal Revenue Code limits the available tax deduction for compensation paid to the Company's named executives. The Compensation Committee intends to maximize the amount of compensation expense that is deductible by the Company when it is appropriate and in the best interests of the Company and its shareholders. However, compensation decisions will continue to be based primarily on the extent to which performance goals have been achieved.

Compensation Committee

David B. Sharrock, Chairman
Phillip R. Cox
Robert P. Hummel

                             EXECUTIVE COMPENSATION

I. SUMMARY COMPENSATION TABLE

    The following table shows the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company or any of its subsidiaries for services to the Company and its subsidiaries in all capacities. Messrs. LaMacchia, Orr and Ellenberger served as directors of the Company but received no separate compensation in that capacity. With respect to Messrs. Orr, Baskett, Marino and Henry, amounts stated below include compensation paid by both the Company and Convergys Corporation.



                                                                          LONG-TERM COMPENSATION
                                                                 ----------------------------------------
                                    ANNUAL COMPENSATION                    AWARDS               PAYOUTS
                              -------------------------------    --------------------------    ----------
                                                       OTHER                     SECURITIES    LONG-TERM
    NAME AND                                          ANNUAL      RESTRICTED     UNDERLYING    INCENTIVE     ALL OTHER
    PRINCIPAL                  SALARY      BONUS      COMPENSATION STOCK AWARDS   OPTIONS       PAYOUTS    COMPENSATION
  POSITION (a)       YEAR        ($)        ($)         ($)          ($)            (#)           ($)         ($) (b)
-----------------     ---     ---------  ---------    -------    ------------    ----------    ----------  -------------

John T. LaMacchia       1998  $ 600,000  $ 537,000           (c) $        0      139,400   (d) $    0        $   5,776

President & CEO         1997  $ 550,000  $ 461,500           (c) $        0      125,200   (e) $    0        $   6,400

                        1996  $ 525,000  $ 472,500           (c) $        0      157,200   (f) $    0        $   9,500

James F. Orr            1998  $ 509,647  $ 393,509           (c) $4,012,500  (g) 623,800   (d) $    0        $  31,340

Chief Operating         1997  $ 370,000  $ 284,000           (c) $        0       87,600   (e) $    0        $  31,344

Officer                 1996  $ 304,375  $ 415,144           (c) $  340,018  (h) 822,400   (f) $    0        $  14,585

Richard G.
  Ellenberger           1998  $ 345,000  $ 293,490           (c) $  436,407  (g)  54,400   (d) $    0        $       0

President & CEO         1997  $ 180,603  $ 135,452    $95,574(i) $  329,219  (j)  54,000   (e) $    0        $       0

of CBT                  1996         --         --     --                --           --           --               --

William D.
  Baskett III           1998  $ 275,000  $ 158,889           (c) $  675,000  (g) 116,000   (d) $    0        $   3,408

General Counsel         1997  $       0  $  85,200           (c) $        0       60,000   (e) $    0        $       0

& Secretary             1996  $       0  $       0     --        $        0       80,000   (f) $    0        $       0

Robert J. Marino        1998  $ 298,863  $  70,036           (c) $1,125,000  (g) 215,900   (d) $    0        $  17,664

President & CEO         1997  $ 270,000  $ 177,601           (c) $        0       54,000   (e) $    0        $   9,500

of CBIS                 1996  $ 240,000  $ 206,974           (c) $        0       40,000   (f) $    0        $  10,435

Brian C. Henry          1998  $ 320,000  $ 104,409           (c) $1,577,725  (g) 107,200   (d) $    0        $  13,101

Executive Vice          1997  $ 320,000  $ 170,400           (c) $        0       56,800   (e) $    0        $  19,719

President & CFO
  (k)                   1996  $ 310,000  $ 172,500           (c) $        0      269,200   (f) $    0        $  22,392



(a) In conjunction with the Convergys Spin-Off on December 31, 1998, Convergys Corporation is no longer a subsidiary of the Company and Messrs. Orr, Baskett, Marino and Henry are no longer executive officers of the Company. As of January 1, 1999, the executive officers of the Company were John T. LaMacchia, President and CEO, Richard G. Ellenberger, Chief Operating Officer, President-elect and CEO-elect of the Company and President and CEO of Cincinnati Bell Telephone Company, Kevin W. Mooney, Chief Financial Officer, and Thomas E. Taylor, General Counsel and Secretary. In addition, Mr. LaMacchia resigned as President and Chief Executive Officer of the Company effective February 28, 1999, and Mr. Ellenberger became President and CEO.



(b) Represents Company contributions to defined contribution savings plans and to the Executive Deferred Compensation Plan described on page 26 and Convergys Corporation contributions to its defined contribution savings plan and to its Deferred Compensation Plan.


(c) Does not include the value of perquisites and other personal benefits because the total amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of the annual salary and bonus for the individual for that year.

(d) Includes, for Mr. LaMacchia, options to purchase 69,700 Common Shares and 69,700 Spin-Off Options; for Mr. Orr, options to purchase 44,400 Common Shares, 44,400 Spin-Off Options and options to purchase 535,000 Convergys common shares granted by the Convergys Corporation in conjunction with the Convergys IPO; for Mr. Ellenberger, options to purchase 27,200 Common Shares and 27,200 Spin-Off Options; for Mr. Baskett, options to purchase 21,000 Common Shares, 21,000 Spin-Off Options and options to purchase 74,000 Convergys common shares granted by the Convergys Corporation in conjunction with the Convergys IPO; for Mr. Marino, options to purchase 27,200 Common Shares, 27,200 Spin-Off Options and options to purchase 161,500 Convergys common shares granted by the Convergys Corporation in conjunction with the Convergys IPO; and for Mr. Henry, options to purchase 28,600 Common Shares, 28,600 Spin-Off Options, and options to purchase 50,000 Convergys common shares granted by the Convergys Corporation in conjunction with the Convergys IPO.

(e) Includes, for Mr. LaMacchia, options to purchase 62,600 Common Shares and 62,600 Spin-Off Options; for Mr. Orr, options to purchase 43,800 Common Shares and 43,800 Spin-Off Options; for Mr. Ellenberger, options to purchase 27,000 Common Shares and 27,000 Spin-Off Options; for Mr. Baskett, options to purchase 30,000 Common Shares and 30,000 Spin-Off Options; for Mr. Marino, options to purchase 27,000 Common Shares and 27,000 Spin-Off Options; and for Mr. Henry, options to purchase 28,400 Common Shares and 28,400 Spin-Off Options.

(f) Includes, for Mr. LaMacchia, options to purchase 78,600 Common Shares and 78,600 Spin-Off Options; for Mr. Orr, options to purchase 411,200 Common Shares and 411,200 Spin-Off Options; for Mr. Baskett, options to purchase 40,000 Common Shares and 40,000 Spin-Off Options; for Mr. Marino, options to purchase 20,000 Common Shares and 20,000 Spin-Off Options; and for Mr. Henry, options to purchase 134,600 Common Shares and 134,600 Spin-Off Options.

(g) Restricted stock holdings valued as of January 4, 1999 with respect to the Common Shares and as of December 31, 1998 with respect to the Spin-Off Restricted Shares and the Convergys common shares: for Mr. Orr, 267,500 Convergys common shares, granted by Convergys Corporation in conjunction with the Convergys IPO, with a value of $5,542,333; for Mr. Ellenberger, 25,000 Common Shares with a value of $418,750 and 25,000 Spin-Off Restricted Shares with a value of $517,975; for Mr. Baskett, 20,000 Common Shares, which were surrendered for a credit under the Executive Deferred Compensation Plan, and 45,000 Convergys common shares, granted by the Convergys Corporation in conjunction with the Convergys IPO, with a value of $932,355; for Mr. Marino, 75,000 Convergys common shares, granted by Convergys Corporation in conjunction with the Convergys IPO, with a value of $1,553,925; and for Mr. Henry, 25,000 Common Shares with a value of $418,750, and 25,000 Spin-Off Restricted Shares and 45,000 Convergys common shares, granted by the Convergys Corporation in conjunction with the Convergys IPO, with a value of $1,450,330. In the case of Mr. Henry, the 25,000 Common Shares and the 25,000 Spin-Off Restricted Shares each vest as follows: 15,000 shares on February 28, 2001; 5,000 shares on February 29, 2002 and 5,000 shares on February 28, 2003. Dividends will be paid on all restricted stock of the Company.

(h) The Company awarded Mr. Orr 20,844 Common Shares in 1996, vesting one year from date of grant; 29,546 Common Shares in 1995, vesting one year from date of grant; and 40,000 Common Shares in 1994, vesting 24,000 Common Shares in 1996, 8,000 Common Shares in 1997 and 8,000 Common Shares in 1998. Dividends are paid on all restricted stock of the Company.

(i) Includes $74,677 of relocation expenses. Other amounts were less than 25% of the total perquisites and other personal benefits reported for Mr. Ellenberger.

(j) The Company awarded Mr. Ellenberger 25,000 Common Shares, vesting four years from the date of grant. Dividends are paid on all restricted stock of the Company.

(k) Mr. Henry served as Chief Financial Officer of the Company through September 1, 1998. Although Mr. Henry did not serve as an officer of the Company at the end of the year, the Company is required to report Mr. Henry's full year compensation data because he would have been one of the four most highly compensated executive officers, other than the CEO, if he had remained an officer of the Company at the end of the year.

II. GRANTS OF STOCK OPTIONS


    The following table shows all individual grants by the Company of stock options to purchase Common Shares and by Convergys Corporation of stock options to purchase Convergys Corporation common shares granted to the named executive officers of the Company during the fiscal year ended December 31, 1998.



                                                                           POTENTIAL REALIZABLE
                                                                                 VALUE AT
                                                                           ASSUMED ANNUAL RATES
                        NUMBER OF                                                OF STOCK
                       SECURITIES    % OF TOTAL                             PRICE APPRECIATION
                       UNDERLYING      OPTIONS     EXERCISE                         FOR
                         OPTIONS     GRANTED TO     OR BASE                     OPTION TERM
                         GRANTED    EMPLOYEES IN     PRICE    EXPIRATION   ---------------------
NAME                     (#)(a)      FISCAL YEAR    ($/SH)       DATE        5%($)      10%($)
---------------------  -----------  -------------  ---------  -----------  ---------  ----------

John T. LaMacchia          69,700(b)        4.26%  $  13.155(c)     1/2/08 $ 576,280(d) $1,460,842(d)
                           69,700(e)        0.74%  $  17.439      1/2/08   $ 763,982(f) $1,936,824(f)

James F. Orr               44,400(b)        2.71%  $  13.155(c)     1/2/08 $ 367,099(d) $  930,579(d)
                          535,000(g)        5.71%  $  15.000     8/13/08   $5,043,980(f) $12,787,570(f)
                           44,400(e)        0.47%  $  17.439      1/2/08   $ 486,668(f) $1,233,787(f)

Richard G.                 27,200(b)        1.66%  $  13.155(c)     1/2/08 $ 224,890(d) $  570,085(d)
Ellenberger                27,200(e)        0.29%  $  17.439      1/2/08   $ 298,139(f) $  755,834(f)

William D. Baskett         21,000(b)        1.28%  $  13.155(c)     1/2/08 $ 173,628(d) $  440,139(d)
III                        74,000(g)        0.79%  $  15.000     8/13/08   $ 697,672(f) $1,768,748(f)
                           21,000(e)        0.22%  $  17.439      1/2/08   $ 230,181(f) $  583,548(f)

Robert J. Marino           27,200(b)        1.66%  $  13.155(c)     1/2/08 $ 224,889(d) $  570,084(d)
                          161,500(g)        1.72%  $  15.000     8/13/08   $1,522,622(f) $3,860,173(f)
                           27,200(e)        0.28%  $  17.439      1/2/08   $ 298,139(f) $  755,833(f)

Brian C. Henry             28,600(b)        1.75%  $  15.090(c)    4/21/08 $ 271,242(d) $  687,658(d)
                           50,000(g)        0.53%  $  15.000     8/13/08   $ 471,400(f) $1,195,100(f)
                           28,600(e)        0.30%  $  20.004     4/21/08   $ 359,645(f) $  911,596(f)


------------------------


(a) The material terms of the options granted are: grant type, non-incentive; exercise price, fair market value on grant date; generally exercisable 25% after one year, an additional 25% after the second year and the remaining 50% after the third year; term of grant, 10 years; except in case of retirement, disability or death, any unexercisable options are generally cancelled upon termination of employment.


(b) Options to purchase Common Shares granted by the Company in January 1998 (April 1998, in the case of Mr. Henry) as the annual grant.

(c) The Exercise or Base Price ($/sh) is the exercise price of the Company options as of January 4, 1999, the first day of trading after the completion of the Convergys Spin-Off on December 31, 1998 and the date established by contract for the valuation of all outstanding Company options to reflect the changes in value resulting from the Convergys Spin-Off. On December 31, 1998, the value of a Common Share on the New York Stock Exchange (based on the average of the high and low) was $38.876 per share, and the value of a Common Share, on a "when-issued" basis, (based on the average of the high and low) was $17.063 per share.


(d) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Common Shares will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 62.8% and 159.3%) resulting in values of approximately $21.42 and $34.11 for all options expiring on January 2, 2008 and in values of approximately $24.57 and $39.13 for all options expiring on April 21, 2008. They are not intended, however, to forecast possible future appreciation, if any, in the price of the Common Shares. The total of all stock options granted to employees, including executive officers, during fiscal 1998 was approximately 1.20% of the total Common Shares outstanding as of December 31, 1998. As an alternative to the assumed potential realizable values stated in the above table, the Securities and Exchange Commission rules would permit stating the present value of such options at date of grant. Methods of computing present values suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable to persons other than family members, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options for proxy disclosure purposes.


(e) These Spin-Off Options were granted to reflect the reduction in value, caused by the Convergys Spin-Off, of the options to purchase Common Shares granted by the Company in January 1998 (April 1998, in the case of Mr. Henry) as the annual grant. The Spin-Off Options to purchase Convergys common shares were granted to all holders of previously granted Company stock options, including the named executive officers.


(f) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Convergys common shares will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 62.8% and 159.3%) resulting in values of approximately $28.40 and $45.22 for all options expiring on January 2, 2008, in values of approximately $32.57 and $51.87 for all options expiring on April 4, 2008 and in values of approximately $24.42 and $38.90 for all options expiring on August 13, 2008. They are not intended, however, to forecast possible future appreciation, if any, in the price of the Convergys common shares. The total of all stock options granted to employees, including executive officers, during fiscal 1998 was approximately 6.10% of the total Convergys common chares outstanding during the year. As an alternative to the assumed potential realizable values stated in the above table, the Securities and Exchange Commission rules would permit stating the present value of such options at date of grant. Methods of computing present values suggested by different authorities can produce significantly different results. Moreover, since stock options granted by Convergys Corporation are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options for proxy disclosure purposes.



(g) Options to purchase Convergys common shares granted by Convergys Corporation in conjunction with the Convergys IPO.

III. AGGREGATE OPTION EXERCISES

    The following table shows aggregate option exercises for Common Shares and Convergys common shares in the last fiscal year and fiscal year-end values:



                                                       NUMBER OF
                                                      SECURITIES           VALUE OF
                                                      UNDERLYING         UNEXERCISED
                                                      UNEXERCISED        IN-THE-MONEY
                                                   OPTIONS AT FY-END      OPTIONS AT
                                          VALUE           (#)           FY-END ($) (a)
                       SHARES ACQUIRED  REALIZED   EXERCISABLE (E)/    EXERCISABLE (E)/
        NAME           ON EXERCISE (#)     ($)     UNEXERCISABLE (U)  UNEXERCISABLE (U)
---------------------  ---------------  ---------  -----------------  ------------------

John T. LaMacchia                 0     $       0   (E)  704,950(b)     (E) $8,697,449
                                                    (U)  155,950(c)     (U)  $ 800,090

James F. Orr                 60,000(d)  $1,355,620  (E)   83,100(b)     (E)  $ 625,805
                                                    (U)1,450,700(c)     (U) $7,114,137

Richard G.                        0     $       0   (E)    6,750(b)     (E)  $  24,172
Ellenberger                                         (U)   47,450(c)     (U)  $ 170,299

William D. Baskett                0     $       0   (E)  255,000(b)     (E) $3,286,468
III                                                 (U)  201,000(c)     (U) $1,142,644

Robert J. Marino                  0     $       0   (E)   93,500(b)     (E)  $ 974,767
                                                    (U)  276,400(c)     (U) $1,466,679

Brian C. Henry               40,000(d)  $ 825,625   (E)  198,800(b)     (E) $2,566,793
                                                    (U)  384,400(c)     (U) $1,605,341



(a) Values stated for the Company are based on the fair market value (average of the high and low) of $16.75 per share of the Common Shares on the New York Stock Exchange on January 4, 1999, the first trading day after the completion of the Convergys Spin-Off on December 31, 1998. On December 31, 1998, the value of a Common Share on the New York Stock Exchange (based on the average of the high and low) was $38.876 per share, and the value of a Common Share, on a "when-issued" basis, (based on the average of the high and low) was $17.063 per share. Values stated for Convergys Corporation are based on the fair market value (average of the high and low) of $20.719 per share of the Convergys common shares on the New York Stock Exchange on December 31, 1998.


(b) For Mr. LaMacchia, 704,950 Common Shares; for Mr. Orr, 41,550 Common Shares and 41,550 Convergys common shares; for Mr. Ellenberger, 6,750 Common Shares; for Mr. Baskett, 127,500 Common Shares and 127,500 Convergys common shares; for Mr. Marino, 46,750 Common Shares and 46,750 Convergys common shares; and for Mr. Henry, 99,400 Common Shares and 99,400 Convergys common shares.

(c) For Mr. LaMacchia, 155,950 Common Shares; for Mr. Orr, 457,850 Common Shares and 992,850 Convergys common shares; for Mr. Ellenberger, 47,450 Common Shares; for Mr. Baskett, 63,500 Common Shares and 137,500 Convergys common shares; for Mr. Marino, 57,450 Common Shares and 218,950 Convergys common shares; and for Mr. Henry, 167,200 Common Shares and 217,200 Convergys common shares.

(d) Common Shares of the Company.

IV. LONG TERM INCENTIVE PLAN AWARDS--LAST FISCAL YEAR



    The following table provides information concerning performance unit awards granted to the named executive officers during 1998 under the LTIP. Each performance unit is equivalent in value to a Common Share, based upon the extent to which the Company's total shareholder return ("TSR"), which includes dividends and share price appreciation, for a three-year performance period, compares with a comparison group mean total shareholder return for the same period. No performance unit awards will be awarded at the end of the performance period if the Company's TSR is negative. If the Company's TSR is 80% of the comparison group mean TSR, 50% of the target number of performance unit awards will be awarded. If the Company's TSR is greater than 80% of the comparison group mean TSR, up to 200% of the target number of performance unit awards will be awarded, with 100% being awarded if the Company's TSR is 100% of the comparison group mean TSR and 200% being awarded if the Company's TSR is 140% of the comparison group mean TSR.




                        NUMBER OF       PERFORMANCE OR
                      SHARES, UNITS         OTHER          ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                           OR            PERIOD UNTIL                  PRICE-BASED PLANS
                      OTHER RIGHTS        MATURATION      -------------------------------------------
       NAME                (#)          OR PAYOUT (A)      THRESHOLD (#)   TARGET (#)    MAXIMUM (#)
-------------------  ---------------  ------------------  ---------------  -----------  -------------
John T. LaMacchia          11,000         1998-2000              5,500         11,000        22,000
James F. Orr                7,100         1998-2000              3,550          7,100        14,200
Richard G.
 Ellenberger                4,300         1998-2000              2,150          4,300        8,6000
William D. Baskett
 III                        3,300         1998-2000              1,650          3,300         6,600
Robert J. Marino            4,300         1998-2000              2,150          4,300         8,600
Brian C. Henry              4,500         1998-2000              2,250          4,500         9,000



(a) The three-year performance period originally scheduled to cover the 1998-2000 time period was shortened and deemed to end as of December 31, 1998 as a result of the Convergys Spin-Off.


V. DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE


    All of the named executive officers of the Company, except Mr. Baskett, participated in both the Cincinnati Bell Management Pension Plan (the "Management Pension Plan") and a non-tax-qualified pension plan known as the Cincinnati Bell Inc. Pension Program (the "Pension Program"). Mr. Baskett participated in the Management Pension Plan but not the Pension Program.



    Under the Pension Program, a participant's pension at retirement generally is paid in the form of a single life annuity, in an amount equal to the difference between a percentage of the participant's average monthly compensation and the sum of the participant's benefits payable under the Management Pension Plan, including amounts which are intended to supplement or be in lieu of benefits under the Management Pension Plan and Social Security benefits. For Class I Senior Managers (admitted prior to March 3, 1997), the applicable pension percentage is 68%, the compensation averaging period is the 12-month period during the 36-month period preceding retirement that produces the highest compensation amount, there is a reduction of 5% for each year by which the participant's age at retirement is less than 60 and there is a reduction of 3.3% for each year by which the participant's years of service at retirement total less than 30. For Class II Senior Managers (admitted on or after March 3, 1997), the applicable pension percentage is 50%, the compensation averaging period is the 36-month period during the 60-month period preceding retirement that produces the highest compensation amount, there is a reduction of 2.5% for each year by which the sum of the participant's years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment prior to attaining age 55 and completing at least 10 years of service.



    The basic benefit formula under the Management Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant's attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit is $160,000 for each of 1998 and 1999). To the extent that a participant's plan compensation exceeds the Social Security old age retirable taxable wage base, additional pension credits are given for such excess compensation. The following chart shows the annual pension credits which are given at the ages indicated:



         ATTAINED AGE                                         PENSION CREDITS
------------------------------  ---------------------------------------------------------------------------
Less than 30 years              2.50% of total plan compensation plus 2.50% of excess compensation
30 but less than 35 years       2.75% of total plan compensation plus 2.75% of excess compensation
35 but less than 40 years       3.25% of total plan compensation plus 3.25% of excess compensation
40 but less than 45 years       4.00% of total plan compensation plus 4.00% of excess compensation
45 but less than 50 years       5.25% of total plan compensation plus 5.25% of excess compensation
50 but less than 55 years       6.50% of total plan compensation plus 6.50% of excess compensation
55 or more years                8.00% of total plan compensation plus 8.00% of excess compensation



    At the end of each year, a participant's account is also credited with assumed interest at the rate of 8.125% per annum through December 31, 1998, 7.75% per annum for 1999 and 3.5% per annum for subsequent years. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity. (In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993, the participant's account also was credited with pension credits equivalent to the participant's accrued benefit on that date.)



    As a Class I Senior Manager under the Pension Program with more than 30 years of service, if Mr. LaMacchia continued in employment and retired at the normal retirement age of 65, his estimated single life annuity annual pension amount under both the Management Pension Plan and the Pension Program combined, prior to deduction for Social Security benefits, would be $746,500. Mr. LaMacchia's pension would be reduced if he retires prior to age 60. (Since Mr. LaMacchia, age 57, has retired effective February 28, 1999, prior to the age of 60, he is entitled to a lump sum payment of $505,861 under the Company Management Pension Plan and an annual amount of $636,931 under the Pension Program.)



    As a Class II Senior Manager under the Pension Program, if Mr. Ellenberger continues in employment and retires at the normal retirement age of 65, his estimated single life annuity annual pension amounts under both the Management Pension Plan and the Pension Program combined, prior to deduction for Social Security benefits, would be: $319,900. Mr. Ellenberger's (age 46 and one year of service) annual pension amount would be reduced, if he retires prior to age 60.



    In conjunction with the Convergys Spin-Off and Messrs. Orr, Baskett, Marino and Henry ceasing to be employees of the Company, the Company transferred to the Convergys Pension Plan the pension assets for all employees that moved from the Company to Convergys Corporation, including those of the named executive officers. Consequently, the Company is no longer responsible for the pensions of these individuals who became Convergys Corporation employees in conjunction with the Convergys Spin-Off.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    In December 1987, the Company entered into an Executive Employment Agreement with Mr. LaMacchia. The Agreement was not a typical employment agreement in that Mr. LaMacchia's term of employment under the Agreement did not commence until the date of a "change in control" (as defined in the Agreement) of the Company. Under the Agreement, Mr. LaMacchia (i) continued to be employed in the same position that he had on the day preceding the change in control with the responsibilities and authorities that executives in comparable companies possess and (ii) received the same level of compensation (with annual cost of living increases) and benefits in effect immediately prior to the change in control. After a change in control, he could terminate his employment, with or without reason, upon one month's prior written notice. The Company could terminate his employment without breach of his Agreement only upon his death, disability or for "cause" (as defined in the Agreement). If, after a change in control of the Company, the Company terminated his employment in a breach of his Agreement or he voluntarily terminated his employment, he was entitled to receive as severance pay in cash an amount equal to five times his "base amount" within the meaning of section 280G of the Internal Revenue Code.


    Effective January 1, 1999, the Company entered into a new Employment Agreement with Mr. LaMacchia that superceded the December 1987 Executive Employment Agreement described above. The Employment Agreement with Mr. LaMacchia provided for the employment and retention of Mr. LaMacchia for a term commencing on January 1, 1999 and terminating on December 31, 1999 or such earlier date as may be agreed upon by the Company and Mr. LaMacchia. The Employment Agreement provided for a minimum base salary of $600,000 per year; a minimum bonus target of $358,000 per year; a grant of an option to purchase 200,000 Common Shares; a restricted stock award of 200,000 Common Shares and an annual grant of long term incentives with a present value of not less than $810,000; continued participation in the Company pension plan and medical benefits and retiree medical benefits. The Employment Agreement provided that, if Mr. LaMacchia's employment terminated following a change in control of the Company, Mr. LaMacchia would receive a lump sum payment equal to three times his annual base salary and bonus target on the date of termination, plus continued medical, dental, vision and life insurance coverage as well as retiree medical benefits. In the event that the Company terminated Mr. LaMacchia's employment (other than for cause or disability or as a result of a change in control), Mr. LaMacchia would receive a lump sum payment equal to the greater of (a) two times his base salary rate and bonus target or (b) the base salary rate and bonus target for the remainder of the term, plus the medical benefits and retiree medical benefits described above. In addition, to the extent that Mr. LaMacchia is deemed to have received an "excess parachute payment" by reason of a change in control, the Company would pay Mr. LaMacchia an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Internal Revenue Code plus
(ii) any federal, state and local taxes applicable to any taxes imposed under
Section 4999 of the Internal Revenue Code.



    Pursuant to Mr. LaMacchia's January 1, 1999 Employment Agreement, upon the termination of Mr. LaMacchia's employment for any reason (other than for cause)
(i) all stock options granted would become immediately exercisable, (ii) all restrictions applicable to any restricted stock grant would immediately lapse, and (iii) for purposes of computing Mr. LaMacchia's benefit under the Company's Pension Program, the reduction for age would be waived. Effective February 28, 1999, Mr. LaMacchia resigned as President and CEO of the Company.



    In August 1994, the Company entered into an Employment Agreement with Mr. Orr which provided for the employment and retention of Mr. Orr for a term commencing on January 1, 1995 and terminating on December 31, 1999. The Employment Agreement provided for a minimum base salary of $240,000 per year; a minimum bonus target of $170,000 per year; an annual grant of options to purchase at least 40,000 Common Shares (giving effect to a two-for-one split in Common Shares); if he remained employed through December 31, 1999, a minimum pension of $40,000 per year; retiree medical benefits; and benefits and perquisites consistent with the treatment of similarly situated employees. The Employment Agreement provided that, if Mr. Orr's employment terminated following a change in control of the Company, Mr. Orr would receive a lump sum payment equal to the greater of $720,000 or 2.99 times his annual base salary and bonus target on the date of termination, plus the minimum pension and retiree medical benefits described above, but not less than the amount called for in the event of a termination without cause. In the event that the Company terminated Mr. Orr's employment (other than for cause or disability), Mr. Orr would receive a lump sum severance payment equal to the greater of (a) two times his base salary rate and bonus target or (b) the base salary rate and bonus target for the remainder of the term, plus the minimum pension and retiree medical benefits described above. In connection with the Covergys IPO, the Company's Employment Agreement with Mr. Orr terminated on August 12, 1998, and Covergys Corporation has entered into an Employment Agreement with Mr. Orr as described below.

    In June 1997, CBT entered into an Employment Agreement with Mr. Ellenberger which provided for the employment and retention of Mr. Ellenberger for a term commencing on June 9, 1997 and ending on June 8, 2002. The Employment Agreement provided for: a minimum base salary of $320,000 per year; a minimum bonus target of $160,000 per year; a performance share target; and benefits and perquisites consistent with the treatment of similarly situated employees. The Employment Agreement stated that, if Mr. Ellenberger's employment terminated following a change in control of the Company or CBT, Mr. Ellenberger would receive a lump sum payment equal to 2.99 times his base salary. In the event that CBT terminated Mr. Ellenberger's employment (other than for cause or disability), Mr. Ellenberger would receive a lump sum severance payment equal to two times his then current base salary. In conjunction with the Convergys IPO, and upon his becoming Chief Operating Officer of the Company, Mr. Ellenberger's salary was increased to $365,000 per year.



    Effective January 1, 1999, the Company entered into a new Employment Agreement with Mr. Ellenberger that superceded the Employment Agreement described above. The new Employment Agreement provides for the employment and retention of Mr. Ellenberger for a four-year term commencing on January 1, 1999, subject to automatic one year extensions unless terminated prior to the beginning of the final year. The Employment Agreement provides that, effective the day after Mr. LaMacchia's retirement as President and Chief Executive Officer, Mr. Ellenberger will become President and Chief Executive Officer of the Company (which occurred March 1, 1999). The Employment Agreement provides for a minimum base salary of $550,000 per year; a minimum bonus target of $360,000 per year; a grant of options to purchase 300,000 Common Shares which options will become exercisable as to 75,000 Common Shares on January 1 of each year commencing January 1, 2000; a restricted stock award of 300,000 Common Shares which will vest on December 31, 2002; and annual grants of long-term incentives with a present value of not less than $750,000. The Executive Employment Agreement provides that, if Mr. Ellenberger's employment terminates following a change in control of the Company, Mr. Ellenberger will receive a lump sum payment equal to three times his annual base salary and bonus target on the date of termination, plus continued medical, dental, vision and life insurance coverage as well as retiree medical benefits. In the event that the Company terminates Mr. Ellenberger's employment (other than for cause or disability), Mr. Ellenberger will receive a lump sum payment equal to the greater of (a) two times his base salary rate and bonus target or (b) the base salary rate and bonus target for the remainder of the term, plus the medical benefits and retiree medical benefits described above. In addition, to the extent that Mr. Ellenberger is deemed to have received an excess parachute payment by reason of a change in control, the Company shall pay Mr. Ellenberger an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Internal Revenue Code plus (ii) any federal, state and local taxes applicable to any taxes imposed under Section 4999 of the Internal Revenue Code.



    In January 1998, the Company entered into an Employment Agreement with Mr. Baskett which provided for the employment and retention of Mr. Baskett for a term commencing January 1, 1998 and ending on December 31, 2003. The Employment Agreement provided for: a minimum base salary of $275,000 per year; a minimum bonus target of $125,000 per year; a lump sum bonus payment otherwise payable to the Company's outside counsel for Mr. Baskett's dedicated service to the Company in 1997; a restricted stock award of 20,000 Common Shares; and benefits and perquisites consistent with the treatment of similarly situated employees. In the event that the Company terminated Mr. Baskett's employment (other than for cause or disability), Mr. Baskett would receive a lump sum severance payment equal to two times his then current base salary plus his non-vested benefits under the various deferred compensation plans of the Company. In connection with the Convergys IPO, the Company's Employment Agreement with Mr. Baskett terminated on August 12, 1998, and Convergys Corporation has entered into an Employment Agreement with Mr. Baskett as described below.


    In September 1995, Convergys Information Management Group Inc. ("CIMG"), formerly known as Cincinnati Bell Information Systems Inc., entered into an Employment Agreement with Mr. Marino which provided for the employment and retention of Mr. Marino for a term commencing on October 1, 1995 and terminating on September 30, 2000. The Employment Agreement provided for a minimum base salary of $240,000 per year, which is subject to annual performance reviews and increases consistent with his performance and the treatment of similarly situated employees; a minimum bonus target of $110,000 per year; a supplemental pension equal to that portion of his accrued pension under the Management Pension Plan attributable to his first 10 years of service and benefits and perquisites consistent with the treatment of similarly situated employees of CIMG. In the event that CIMG terminated Mr. Marino's employment (other than for cause or disability), Mr. Marino would receive a lump sum severance payment equal to two times his then current base salary. In connection with the Convergys IPO, the Company's Employment Agreement with Mr. Marino terminated on August 12, 1998, and Convergys Corporation has entered into an Employment Agreement with Mr. Marino as described below.



    Convergys Corporation has entered into Employment Agreements with Messrs. Orr, Baskett and Marino which provide for their employment and retention for four-year terms commencing on August 13, 1998, subject to one year extensions unless terminated prior to the beginning of the final year. For years after 1998, the Employment Agreements provide a minimum annual base salary, a minimum annual bonus target and annual grants of long-term incentives with a minimum present value. If their employment is terminated within two years after a change in control or if they elect to leave within 90 days after a change in control, they will receive lump sum payments equal to three times the sum of their base salary and bonus targets and benefits will continue to be provided for three years. If their employment is terminated by Convergys Corporation without cause, they will receive lump sum severance payments equal to their base salary and bonus targets for the remainder of the Employment Agreement terms (but no less than two times the sum of their base salary and bonus targets) and benefits will continue to be provided for the remainder of the Employment Agreement terms (or, if longer, for two years).



    In March 1993, the Company entered into an Executive Employment Agreement with Mr. Henry which provided for the employment and retention of Mr. Henry for a term commencing on March 29, 1993 and terminating on March 29, 1999. The Executive Employment Agreement provided for a minimum base salary of $270,000 per year; the opportunity to earn a bonus under the Short Term Incentive Plan; a supplemental pension equal to that portion of his accrued pension under the Management Pension Plan attributable to his first 10 years of service; and benefits and perquisites consistent with the treatment of similarly situated employees of the Company. The Executive Employment Agreement provided that, if Mr. Henry's employment terminated following a change in control of the Company, Mr. Henry would receive a lump sum payment equal to the greater of $810,000 or three times his annual base salary on the date of termination. In the event that the Company terminated Mr. Henry's employment (other than for cause or disability) after March 29, 1995, Mr. Henry would receive a lump sum severance payment equal to his previous 12 months base salary.


    The foregoing Employment Agreement with Mr. Henry terminated effective March 1, 1998 when CIMG entered into an Employment Agreement with Mr. Henry which provides for the employment and retention as Chief Operating Officer of Mr. Henry for a five-year term commencing on March 1, 1998, subject to automatic one year extensions unless terminated prior to the beginning of the final year. The Employment Agreement provides for a minimum base salary of $320,000 per year and a minimum bonus target of $120,000 per year. If Mr. Henry's employment is terminated within two years after a change in control or if Mr. Henry elects to leave within 90 days after a change in control, he will receive a lump sum payment equal to 2.99 times his base salary. If Mr. Henry's employment is terminated by CIMG without cause, he will receive a lump sum severance payment equal to two times his base salary.


    The Executive Deferred Compensation Plan was adopted effective January 1, 1994 to permit executives to defer receipt of up to 75% of their base salary, up to 100% of their cash bonuses (including annual incentive awards and cash awards under the LTIP) and up to 100% of any Common Share awards (other than stock options and restricted stock) under the LTIP. For participating employees who are not Class I Senior Managers under the Pension Program, there will be a Company "match" which is established by the Compensation Committee. For 1998, the "match" was $0.666 for each dollar deferred, with a maximum match of 4% of the participant's compensation in excess of $160,000. Amounts deferred by participants (and the related Company "match") are assumed to have been invested in various mutual funds and other investments (including Common Shares) as designated by the participant. In addition, in conjunction with the Convergys Spin-Off, on December 31, 1998 each participant in the Executive Deferred Compensation Plan had his or her account under the plan credited with an amount equal to the value of a common share of Convergys Corporation for each Common Share then assumed to be held in such account as of such date, and such amount is assumed to be invested in Common Shares. Upon termination of employment, the amounts then credited to the participant's account are distributed in two to ten annual installments (in cash and/or Common Shares). The 1998 "match" of any benefits accrued for Messrs. Orr, Henry, Baskett, and Marino is reflected in the Summary Compensation Table under the "All Other Compensation" column. Messrs. LaMacchia and Ellenberger did not participate in the Executive Deferred Compensation Plan during 1998.



    Under the LTIP, in the event of a change in control, all outstanding stock options will become immediately exercisable, all restrictions applicable to restricted stock awards will lapse and a pro rata portion of all accrued incentive awards will be paid in cash. Under the Executive Deferred Compensation Plan, the present value of all deferred amounts will be paid in cash in the event of a change in control. The present values of all accrued unfunded benefits under the Management Pension Plan and the Pension Program will be funded within five days after a change in control.

                               PERFORMANCE GRAPH

    The following Performance Graph compares the yearly percentage change of the cumulative total shareholder return on the Company's Common Shares with the cumulative total return, assuming reinvestment of dividends, of (i) the S&P 500-Registered Trademark- Stock Index and (ii) the Telephone Peer Group.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         CUMULATIVE TOTAL RETURN
    BASED ON AN INITIAL INVESTMENT OF
        $100 ON DECEMBER 31, 1993
        WITH DIVIDENDS REINVESTED
                                            CINCINNATI          S&P 500          TELEPHONE PEER
                                             BELL INC.   -REGISTERED TRADEMARK-       GROUP
Dec-93                                             $100                    $100             $100
Dec-94                                              $99                    $101              $95
Dec-95                                             $209                    $139             $143
Dec-96                                             $374                    $171             $146
Dec-97                                             $382                    $229             $204
Dec-98                                             $472                    $294             $304
SOURCE: GEORGESON & COMPANY INC.

     The Telephone Peer Group consists of ALLTEL Corp., Ameritech Corp., Bell Atlantic Corp., BellSouth Corp., Frontier Corp., GTE Corp., NYNEX Corp. (through 6/30/97), Pacific Telesys Group (through 3/31/97), SBC Communications Inc., Southern New England Telecommunications Corp. (through 9/30/98), Sprint Corp., and U S West Inc.--Communications Group.

                                 OTHER MATTERS

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York and Cincinnati Stock Exchanges. Officers, directors and greater than 10% shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 1998 and ending December 31, 1998, all such persons complied on a timely basis with the filing requirements of Section 16(a) except as follows: Thomas E. Taylor's Form 3 was inadvertently filed late after he became an executive officer of the Company and all non-employee directors failed to report awards under the Directors Deferred Compensation Plan because they were unaware that such awards were reportable.

SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING


    Shareholder proposals intended for inclusion in next year's Proxy Statement should be sent to Thomas E. Taylor, Secretary, 201 East Fourth Street, P.O. Box 2301, Cincinnati, Ohio 45201, and must be received by November 25, 1999. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder who intends to propose any other matter to be acted upon at the 2000 Annual Meeting of Shareholders must inform the Company no later than February 8, 2000. If notice is not provided by that date, the persons named in the Company's proxy for the 2000 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2000 Annual Meeting.


OTHER MATTERS TO COME BEFORE THE MEETING


    At the time this Proxy Statement was released for printing on March 17, 1999, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.


    The Company will pay the costs of soliciting proxies. We expect to solicit proxies mainly by mail. Some directors, officers and regular employees of the Company may also solicit proxies in person or by telephone, make additional requests for the return of proxies and may receive proxies on behalf of the Company. We will reimburse brokers, nominees, fiduciaries and other custodians for their reasonable expenses incurred to forward soliciting material to the beneficial owners of Common Shares. The Company also has hired Georgeson & Company Inc. to help it solicit proxies. The Company will pay Georgeson & Company Inc. an estimated fee of $10,000 plus reimbursement of out-of-pocket expenses for its services.

FINANCIAL STATEMENTS AVAILABLE

    The 1998 Annual Report of the Company to shareholders includes the financial statements for the Company and its subsidiaries. If you would like a copy of the Company's 1998 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, please write to Thomas E. Taylor, Secretary, 201 East Fourth Street, P.O. Box 2301, Cincinnati, Ohio 45201, and the Company will send you one free of charge.

                                           By Order of the Board of Directors

                                           Thomas E. Taylor
                                           Secretary


March 24, 1999

                                    [LOGOS]

                           PRINTED ON RECYCLED PAPER

                                       [LOGO]

                                CINCINNATI BELL INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 1999

The undersigned hereby appoints Phillip R. Cox, Richard G. Ellenberger and William A. Friedlander, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Cincinnati Bell Inc. held of record by the undersigned on February 26, 1999, at the annual meeting of shareholders to be held on April 26, 1999, at 11:30 A.M. in Springer Auditorium of Music Hall in Cincinnati, Ohio, and at any adjournment thereof, notice of which meeting together with the related proxy statement has been received. The proxies are directed to vote the shares the undersigned would be entitled to vote if personally present.


 ITEM 1  Authority to vote for the        FOR  /   /           WITHHELD  /   /
         election of Class III       ALL NOMINEES LISTED     AUTHORITY TO VOTE
         directors whose terms       (EXCEPT AS MARKED TO
         expire in 2002:             THE CONTRARY BELOW

 INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

         James D. Kiggen             Daniel J. Meyer       Mary D. Nelson

 ITEM 2  To Amend the Company's      FOR  /   /  AGAINST  /   /  ABSTAIN  /   /
         Amended Articles of
         Incorporation,

 ITEM 3  To approve the              FOR  /   /  AGAINST  /   /  ABSTAIN  /   /
         appointment of
         PricewaterhouseCoopers
         LLP as independent
         accountants to examine
         the financial statements
         of the Company for the
         year 1999,

 ITEM 4  To vote on a shareholder    FOR  /   /  AGAINST  /   /  ABSTAIN  /   /
         proposal if properly
         presented,

 ITEM 5 To transact such other business as may be properly brought before the meeting.

                            (CONTINUED ON REVERSE SIDE)

[LOGO]

CINCINNATI BELL INC.
C/O CORPORATE TRUST SERVICES
MAIL DROP 1090FS--4129
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45263

                                FOLD AND DETACH HERE
--------------------------------------------------------------------------------
Please vote, date and sign below and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your vote at the meeting. This proxy form, when properly executed, will be voted in accordance with the directions given by the shareholder. If no directions are given hereon, the proxy form will be voted FOR the election of directors, FOR the amendment of the Amended Articles of Incorporation, FOR the approval of the independent accountants and AGAINST the shareholder proposal. This proxy delegates discretionary authority with respect to any other matters which may come before the meeting.

                                   Dated ________________________, 1999

                                   ---------------------------------------------
                                   SIGNATURE

                                   ---------------------------------------------
                                   SIGNATURE IF SHARES HELD JOINTLY
                                   Please sign exactly as name appears opposite. Executors, trustees, administrators and other fiduciaries should so indicate.